Exhibit 99.1

Modtech Holdings Reports

Preliminary First-Quarter 2004 Results

PERRIS, Calif.—April 29, 2004—Modtech Holdings, Inc. (Nasdaq:MODT) reported preliminary results for first-quarter ended March 31, 2004.

The Company expects to report first-quarter sales of approximately $29 million and a net loss of approximately $1.75 million, or 12 cents a share. Sales were impacted by continuing low commercial and industrial sales and approval delays relating to certain school classroom production. Net results were affected by lower absorption of costs as well as expenses associated with the Company’s shift to a direct-sales force for its United Modular division.

Backlog at quarter-end was a record $155 million, compared to approximately $115 million at the end of 2003. Bookings for California and Florida school classrooms continued to rise; orders for commercial products also rose.

Evan Gruber, Modtech chief executive officer, commented: “We are disappointed with first-quarter results, but we are finally ramping up production. We are also pleased to report the backlog includes $25 million of work outside of the California public school sector, compared to $7 million at year end.”

The Company expects to release first-quarter results on May 7, 2004.

About Modtech Holdings, Inc.

Modtech manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states. Modtech believes it is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements, including statements related to future growth and opportunities, involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of the Company to differ materially from future results, performance, or achievements expressed or implied by those forward-looking statements.

CONTACT:	Modtech Holdings, Inc. Evan M. Gruber, 909-943-4014 or Silverman Heller Associates (Investor Relations) Dan Matsui / Eugene Heller, 310-208-2550